Exhibit 99.1

Investor Contact:	Corporate Contact:	Media Contact:
Doug Sherk /Jenifer Kirtland	Steve Martin	Amber Winans
415-896-6820	858-795-7525	858-795-7584
jkirtland@evcgroup.com	IR@bakbone.com	amber.winans@bakbone.com

BakBone Software Announces Annual Meeting of Shareholders

SAN DIEGO, Calif. — September 29, 2010 — BakBone Software® (OTCBB: BKBO), a leading provider of storage and data protection software, today announced that it has scheduled its 2010 Annual Meeting of Shareholders for December 15, 2010 at 2:00 pm PT at the offices of Morrison & Foerster, 12531 High Bluff Drive, Suite 100, San Diego, CA. At the 2010 Annual Meeting of Shareholders, BakBone shareholders of record as of November 8, 2010 will be asked to elect directors, ratify the selection of Mayer Hoffman McCann P.C. as BakBone’s independent registered public accounting firm for the fiscal year ending March 31, 2011 and approve an amendment to BakBone’s Articles of Continuance, as required by BakBone’s September 22, 2009 Agreement with VantagePoint Venture Partners. BakBone will provide additional information regarding the Annual Meeting in its proxy statement and proxy circular to be filed with the Securities and Exchange Commission and on SEDAR in connection with the Annual Meeting.

About BakBone Software

BakBone makes data protection a simple, straightforward process with an award-winning product suite. From real-time data protection to deduplication, disk-based and tape backup and application protection, BakBone’s solutions manage resources across all platforms, providing improved operational efficiency, reduced system downtime, improved data and application availability and enhanced security to support the business growth of enterprise environments. For more information about BakBone, visit www.bakbone.com or email info@bakbone.com.

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BakBone®, BakBone Software®, NetVault®, Application Plugin Module™, BakBone logo®, Integrated Data Protection™, NetVault: SmartDisk™, Asempra® and FASTRecover™ are all trademarks or registered trademarks of BakBone Software, Inc., in the United States and/or in other countries. All other brands, products or service names are or may be trademarks, registered trademarks or service marks of, and used to identify, products or services of their respective owners.